UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 21, 2006

PEGASUS COMMUNICATIONS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-32383 (Commission File Number)	23-3070336 (IRS Employer Identification No.)

c/o Pegasus Communications Management Company 225 City Line Avenue Bala Cynwyd, Pennsylvania (Address of Principal Executive Offices)	19004 (Zip Code)

Registrant’s Telephone Number, Including Area Code: (610) 934-7000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

(b) On September 22, 2006, the registrant notified NYSE Arca that as a result of the resignation of James J. McEntee, III, from the registrant’s board of directors (see Item 5.02 below) the registrant no longer has at least three independent directors serving on its audit committee in accordance with NYSE Arca Equities Rule 5.3(k)(5). NYSE Arca is required to delist an issuer if an issuer fails to comply with Rule 5.3(k)(5) for six consecutive months. The registrant has informed NYSE Arca that in light of the registrant’s announcement that it will be seeking stockholder approval to effect a one-for–one-hundred reverse stock split for the purpose of ending its status as an SEC reporting company the registrant expects to delist its Class A common stock from NYSE Arca prior to the end of the six month period. If the reverse stock split were not effected, the registrant informed NYSE Arca that it would anticipate adding to its board of directors an additional director who could serve on the registrant’s audit committee in compliance with NYSE Arca’s rules.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b) In a letter dated September 21, 2006, James J. McEntee, III notified the registrant of his resignation effective immediately from his position as a director of the registrant. Mr. McEntee indicated in his letter of resignation that he did not resign as a result of any disagreement with the registrant’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PEGASUS COMMUNICATIONS CORPORATION
By	/s/ Scott A. Blank

Scott A. Blank, Senior Vice President

Date: September 25, 2006